Exhibit 10.3
EMULEX CORPORATION
EXECUTIVE BONUS PLAN
Plan Purpose
To focus members of the management team on the achievement of specific Company and individual accomplishments that contribute to the creation of shareholder value.
To assist in attracting and retaining top quality management.
General Plan Description
The Bonus Plan provides for a quarterly cash award based upon Company performance against net revenue and net operating income plan goals and specified business goals. In addition, a discretionary bonus for recognition of extraordinary contributions to the success of the company may be recommended. All bonus recommendations are subject to the approval of the Compensation Committee.
Eligibility
Corporate officers, executive officers, operating officers, vice presidents, and senior directors, excluding those eligible for sales commission (unless otherwise indicated within this plan), are eligible for selection to participate in the Executive Bonus Plan. A participant must be an active regular full-time employee.
Participation and Term
Actual Executive Bonus Plan participants will normally be selected from among those eligible annually, prior to the start of each fiscal year, by the Chairman and Chief Executive Officer and approved by the Compensation Committee. The Plan is based on a fiscal year and may be modified, extended, or canceled annually at the discretion of the Compensation Committee. A participant must be an employee for the entire quarter to be eligible for a quarterly bonus. No proration formula will be in effect.
Target Bonus Opportunity
Each eligible participant will be assigned a target award opportunity expressed as a percentage of their actual gross base salary at the end of the respective quarter. The target award opportunity for:
[Category 1] is 90%
[Category 2] is 70%
[Category 3] is 60%
[Category 4] is 50%
[Category 5] is 35%
[Category 6] is 10%

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Bonus Award Criteria
Bonus award criteria will be based upon achieving a combination of corporate performance goals.
The weighting factors are:

	Category 1, 2, 4, 5 and 6	Category 3
Net revenue performance	45%	50%
Net operating income	55%	50%
The actual goals for measurement purposes will be the Company’s fiscal Annual Operating Plan (AOP) as approved by the Board of Directors. Corporate bonus components will be calculated according to the following procedure:
1.	The target bonus percentage times the participant’s quarterly gross base salary equals the overall award target.

Example : 35% x $25,000 (quarterly salary) = $8,750 target award

2.	The weighting factors for net revenue, net operating income, and subjective as stated above times the overall target award potential give the bonus target for each weighting factor.

Example :	45% x $8,750 = $3,938.00 (net revenue target)
55% x $8,750 = $4,812.00 (net operating income target)
3.	An accelerator formula of 1.5 x % of performance less 50% (Category 3 employee: 2.0 x % of performance less 100%) will be used for each part of the quantitative bonus award calculation to reinforce over-achievement opportunity as well as to minimize any bonus payments for performance below fiscal AOP planned levels.

Using the Example if the first quarter performance is 105% of net revenue and 110% of net income:

(105% x 1.50) less 50% = 157.5% — 50% = 107.5% of net revenue target: 1.075 x $3,938.00 = $4,233.35 net revenue bonus payment

(110% x 1.50) less 50% = 165% — 50% = 115% of net operating income target: 1.15% x $4,812.00 = $5,533.80 net operating income bonus payment total first quarter bonus award for revenue and income = $9,767.15.

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Using the Example if the second quarter performance is 90% of net revenue and 80% of net operating income:

(90% x 1.50) less 50% = 135% — 50% = 85% of net revenue target:
.85 x $3,938.00= $3,347.30 net revenue bonus payment

(80% x 1.50) less 50% = 120% — 50% = 70% of net operating income target:
.70% x $4,812.00 = $3,368.40 net operating income bonus payment total second quarter bonus award for revenue and income = $6,715.70
4.	Revenue and operating income will be treated as separate bonuses independent of one another regardless of the award formula. However, a minimum threshold of 80% of the Board of Directors’ approved AOP for revenue must be achieved for a revenue bonus payout. Likewise, a minimum threshold of 80% of the Board of Directors’ approved AOP for operating income must be achieved for an operating income payout. No bonus payout of any kind shall be made if operating income falls below 50% of the AOP approved plan.
Discretionary Bonuses
Occasionally, an individual makes an extraordinary contribution to the success of the company, a contribution that deserves special recognition and financial reward. It is the intention of this “Discretionary Bonus” provision to provide the Chairman/CEO with the latitude to recommend unusual bonus payments to be made to such contributors when they occur. Such bonus recommendations are not subject to the guidelines of the plan described above, but are subject to the review and prior approval of the Compensation Committee.
Payment of Awards
Any proposed awards by the Chairman/CEO must be reviewed and approved by the Compensation Committee.
Awards will be paid approximately 30 days following the end of each quarter. All legally required deductions will be withheld.
Plan Administration
The plan will be administered under the direction of the Chairman/CEO of Emulex Corporation upon approval by the Emulex Compensation Committee. The administrator’s authority will include, but not be limited to:
Final approval of plan participants, corporate performance goals, award opportunity and award payment.

Interpretation of all rules pertaining to the plan.

Changes to the plan or termination of the plan, provided such changes or termination do not adversely affect the award opportunity or difficulty of earning awards following the beginning of the fiscal year.

Treatment of special events in calculating performance versus plan, such as a major acquisition or changes in accounting regulations.

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Plan Term
This Plan will become effective on the first day of the fiscal year and end on the last day of the fiscal year.
Foreign Currency Considerations
All plan participants whose gross base salary is not denominated in U.S. dollars will be paid in the same currency as their gross base salary as will all bonus calculations will be made using the equivalent base salary in US currency as indicated in the most recent payroll information.
Definitions
Active Regular Full-time Employee: An employee working 40 hours per week.
Gross Base Salary: An employee’s base salary plus shift differential and lead bonus, if applicable. Does not include payment for overtime, bonus payments of any type, or other income such as relocation allowances, employee referral payments, etc.
Net Revenue: Refers to consolidated net sales.
Net Operating Income: Refers to consolidated earnings from operations before interest/ bonus/profit sharing/retirement savings plan/other income & expense, any workers compensation related expense and income taxes.
Termination for Cause: Termination of employment as a result of violation of one or more written or unwritten Company policies, procedures, principles or rules regarding employee conduct and behavior. If an employee is terminated for cause prior to payment of a quarterly bonus, the employee will not be eligible for the payment.

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